July 5, 2005
Mail Stop 3561

Via U.S. Mail and Facsimile

Larry J. Goddard
Chief Financial Officer
P.A.M. Transportation Services, Inc.
297 West Henri De Tonti Blvd
P.O. Box 188
Tontitown, Arkansas 72770-0188


   RE:	P.A.M. Transportation Services, Inc. (the "Company")
	Form 10-K for the fiscal year ended December 31, 2004
	File No. 0-15057
	Schedule 14A Proxy Statement filed on April 21, 2005
	File No. 0-15057


Dear Mr. Goddard:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
								Branch Chief
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Richard Dutkiewicz
New World Restaurant Group, Inc.
April 8, 2005
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